Exhibit 4.106

7 Curzon Street
London W1J 5HG, England

December 9, 2009

To:           Thomas G. Lynch
Alan Cooke
Tom Maher

Re: Certain Registration Rights Matters

Gentlemen:

Reference is made to the Securities Purchase Agreement, dated as of October 12, 2009, among Amarin Corporation plc (the “Company”) and the purchasers set forth on Exhibit A thereto (the “SPA”).  Undefined capitalized terms used herein have the meanings ascribed thereto in the SPA.

In connection with the Ordinary Shares issuable upon exercise of the warrants (i) granted to Thomas Lynch pursuant to resolutions adopted by the Board of Directors of the Company on October 16, 2009, (ii) granted to Alan Cooke pursuant to the Compromise Agreement dated October 16, 2009 between him and the Company and (iii) granted to Tom Maher pursuant to the Compromise Agreement dated December 9, 2009 between him and the Company (such Ordinary Shares, the “Specified Shares”), an amendment to the SPA (the “Amendment”) has been adopted to permit the Specified Shares to be included in the Registration Statement.  Accordingly, upon your execution of this letter, the following provisions will become effective:

1.  The “Specified Shares” will become “Registrable Securities” and you will have registration rights with respect to the resale of your Registrable Securities on the terms herein provided.

2.   Each of you will become bound, for the Company’s benefit, by the provisions of Article VI (exclusive of Section 6.3) of the SPA as a Holder of Registerable Securities as if such provisions were set forth in full herein.

3.  The Company will become bound by the provisions of Article VI (exclusive of Section 6.3) of the SPA for the benefit of each of you as a Holder of Registerable as if such provisions were set forth in full herein (it being agreed, however, that in the case of Section 6.11, your rights to piggy back on any registration statement other than the Registration Statement will be subordinate to the piggy back rights of the Holders, the Lead Investors and the purchasers under the 2008 Directors SPA).

4.  Paragraph 2 of the letter agreement between the Company and Mr. Lynch dated October 16, 2009 granting Mr. Lynch registration rights will be deleted.

5.  Paragraph 3.3 of the Compromise Agreement between the Company and Mr. Cooke dated October 16, 2009 granting Mr. Cooke registration rights will be deleted.

6.  Paragraph 3.3 of the Compromise Agreement between the Company and Mr. Maher dated December 9, 2009 granting Mr. Maker registration rights will be deleted.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this letter as of the date first above written.

AMARIN CORPORATION PLC

By:  /s/ Conor Dalton
Name:   Conor Dalton
Title:      Vice Presdient Finance and
               Principal Accounting Officer

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN

/s/ Thomas G. Lynch
Thomas G. Lynch

/s/ Alan Cooke
Alan Cooke

/s/ Tom Maher
Tom Maher